Exhibit 10.1

ACKNOWLEDGMENT AND MUTUAL RELEASE

This Acknowledgment and Mutual Release (this “Agreement”) is made and entered into as of this 31st day of October, 2012, by and among the University of Southern California, a California nonprofit educational institution having an address at USC Stevens Center for Innovation, 1150 S. Olive Street, Suite 2300, Los Angeles, California 90015 (“USC”), California Institute of Technology, a California nonprofit educational institution having an address c/o Office of Technology Transfer, 1200 East California Boulevard, M/C 210-85, Pasadena, California, 91125 (“Caltech”) (USC and Caltech, collectively, “Licensor”), and Direct Methanol Fuel Cell Corporation, a Delaware corporation qualified to do business in California and having its principal place of business at 382 N. Lemon Ave., Suite 364, Walnut, California 91789 (“Licensee”).

R E C I T A L S

A.          Licensor and Licensee are parties to a Confidential License Agreement and a Confidential Non-Exclusive License Agreement, both dated as of January 19, 2006 (collectively, the “License Agreements”), pursuant to which Licensor granted Licensee certain rights with respect to the Licensor Rights.

B.          By letter dated January 15, 2010, Licensor elected to terminate the License Agreements as a result of Licensee’s breach of the License Agreements.

C.          Licensee has acquiesced in such termination of the License Agreements and, in connection with its planned termination of operations, desires the acknowledgments and releases provided for in this Agreement.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.          Definitions. All capitalized terms used herein and not separately defined herein shall have the respective meanings therefor set forth in the License Agreements.

2.          Acknowledgement by Licensee. Licensee acknowledges that the License Agreements have been terminated, that Licensee has no further rights thereunder, that Licensor performed all obligations owed by Licensor under the License Agreements prior to the effective date of termination thereof and that, except as expressly provided hereinbelow, Licensor has no further obligations thereunder.

3.          Acknowledgment by Licensor. Licensor acknowledges that (a) in light of Licensee’s lack of success in attempting to commercialize the technology that is the subject of the License Agreements and Licensee’s plan to terminate operations, Licensor has agreed to forgive any royalties, patent legal fees, or other amounts now due and owing from Licensee under either of the License Agreements and (b) except as expressly provided hereinbelow, Licensee has no further obligations under either of the License Agreements.

1

4.          Continuing Provisions. Notwithstanding the termination of the License Agreements as hereinabove provided, Licensor and Licensee acknowledge that, pursuant to Section 13.3.2 of each of the License Agreements, the provisions of Article 9 (Representations and Warranties), Article 10 (Disclaimers), Article 11 (Indemnification and Insurance), Section 12.4 (Defense of Third Party Infringement Claims), Article 14 (Governing Law; Dispute Resolution), Section 15.7 (Notices) and Section 15.13 (Remedies Not Exclusive) of each of the License Agreements shall survive indefinitely.

5.          Release by Licensee. With the exception of the continuing provisions of the License Agreement identified in Paragraph 4 hereof, Licensee hereby releases, acquits and forever discharges Licensor and its direct and indirect subsidiaries, divisions and affiliates, and each and every one of their respective present and former trustees, directors, managers, officers, employees, agents, assigns, representatives, predecessors in interest and successors, from and against any and all claims, demands, assertions, disputes, disagreements, indebtedness, rights, actions, causes of action, costs, expenses, compensation and damages of any kind whatsoever arising out of or in any way related to the actual or alleged breach, nonperformance and/or termination of the License Agreements.

6.          Release by Licensor. With the exception of the continuing provisions of the License Agreement identified in Paragraph 4 hereof, Licensor hereby releases, acquits and forever discharges Licensee and its direct and indirect parents, subsidiaries, divisions and affiliates, and each and every one of their respective present and former directors, managers, officers, employees, agents, assigns, representatives, predecessors in interest and successors, from and against any and all claims, demands, assertions, disputes, disagreements, indebtedness, rights, actions, causes of action, costs, expenses, compensation and damages of any kind whatsoever arising out of or in any way related to the actual or alleged breach, nonperformance and/or termination of the License Agreements.

7.          Counterparts. This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same document.

[Signature page follows]

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

UNIVERSITY OF SOUTHERN CALIFORNIA

/s/ Randolph Hall Randolph Hall Vice President of Research

CALIFORNIA INSTITUTE OF TECHNOLOGY

/s/ Fred Farina Fred Farina Executive Director, Technology Transfer

DIRECT METHANOL FUEL CELL CORPORATION

/s/ Carl Kukkonen Carl Kukkonen Chief Executive Officer

3